Luby's Reports Third Quarter Fiscal 2014 Results

HOUSTON, June 12, 2014 /PRNewswire/ -- Luby's, Inc. (NYSE: LUB) ("Luby's") today announced unaudited financial results for its twelve-week third quarter fiscal 2014, which ended on May 7, 2014.

Chris Pappas, President and CEO, remarked, "We are pleased with our results in the third quarter including continued same-store sale growth at our core Luby's Cafeterias. We opened 3 new restaurants during the quarter and we continued to enhance our brand building initiatives.

"Our Luby's Cafeterias generated strong same-store sales growth of 2.0% in the third quarter driven entirely by increases in guest traffic. We are also especially pleased with our side-by-side Luby's and Fuddruckers locations which have all been well received. We have opened three side-by-side locations, totaling six new restaurants.

"We continue to execute on our new restaurant development plans, opening seven new restaurants (excluding openings related to converted restaurants) so far in fiscal 2014. By early Fall 2014, we will open two more side-by-side Luby's and Fuddruckers locations and at least two more stand-alone Fuddruckers.

"Our brand initiatives, which include enhanced restaurant performance plans at Fuddruckers and converting several Cheeseburger in Paradise restaurants to Fuddruckers locations, are gaining traction. During the quarter we continued our guest engagement activities at Fuddruckers and ensured that we retained our everyday value pricing to build long term guest loyalty and frequency. At Cheeseburger in Paradise, we have already converted two locations to Fuddruckers restaurants with a third conversion opening later this month. Two additional locations are undergoing conversions currently with plans to re-open later this summer."

Same-Store Sales Year-Over-Year Comparison:

	Q1 2014[1]	Q2 2014[1]	Q3 2014	YTD 2014
Luby's Cafeterias	2.4%	1.2%	2.0%	1.9%
Fuddruckers	(2.3%)	(2.7%)	(3.9%)	(3.0%)
Koo Koo Roo (one location)	(6.9%)	(12.0%)	(13.3%)	(10.6%)
Combos [2] (one location)			2.2%	2.2%
Total same-store sales	1.1%	0.1%	0.3%	0.5%

1 Luby's same store sales are shown after adjusting for a calendar shift, for comparability between quarters. Before adjusting for this calendar shift, Luby's cafeteria same store sales were negative 0.9% in Q1 and positive 4.4% in Q2. Total same store sales before adjusting for this calendar shift were negative 1.3% in Q1 and positive 2.5% in Q2.

2 Combo locations consist of a side-by-side Luby's Cafeteria and Fuddruckers at one property location.

Note: Luby's includes a restaurant's sales results into the same-store sales calculation in the quarter after a store as been open for 18 consecutive accounting periods. The first combo location met the definition of same-stores in the third quarter of fiscal 2014.

  Restaurant sales rose to $90.9 million, compared to $90.5 million in the prior fiscal year's third quarter.  Luby's Cafeterias sales increased $1.3 million and sales from locations where we have a side-by-side Luby's Cafeteria and Fuddruckers ("Combo" location) increased $1.7 million.  These sales increases were offset by a decline in sales at Fuddruckers locations of $0.6 million and a sales decline at Cheeseburger in Paradise of $2.0 million.  The sales increase at Luby's Cafeterias resulted from a 2.0% increase in same-store guest traffic, and the incremental sales contribution from one new Luby's Cafeteria; those additions were partially offset by the absence of sales from two closed Luby's Cafeterias.  The increase in sales at our combo locations is due to the addition of two new combo locations, as well as a 2.2% increase in sales at our first such location.  The decline in sales at our Fuddruckers restaurants resulted from a 3.6% decrease in same-store guest traffic, a modest 0.3% decrease in per person average spend, and the absence of sales from two closed locations.  Those declines were partially offset by the sales contribution from three new Fuddruckers restaurants.
  Franchise revenue was $1.7 million in the third quarter fiscal 2014 compared to $1.6 million in the prior fiscal year's third quarter.
  Revenue from Culinary Contract Services increased to $4.5 million compared to $4.1 million in the same quarter last fiscal year. We ended the third quarter fiscal 2014 operating 26 facilities, an increase from 19 facilities at the end of the third quarter fiscal 2013.
  Store level profit, defined as restaurant sales less food costs, payroll and related costs, other operating expenses, and occupancy costs, was $13.5 million, or 14.8% of restaurant sales.  Removing the impact of Cheeseburger in Paradise, store level profit was $13.3 million, or 16.1% of restaurant sales. In the prior fiscal year's third quarter, store level profit was $13.2 million, or 16.5% of restaurant sales, after removing the impact of Cheeseburger in Paradise. Store level profit is a non-GAAP measure and reconciliation to income from continuing operations is presented after the financial statements.
  We produced income from continuing operations of $1.7 million, or $0.06 per share, compared to income from continuing operations of $2.7 million, or $0.09 per diluted share, in the prior fiscal year's third quarter. Results in fiscal 2014 and fiscal 2013 included various special items. Excluding special items and the loss from Cheeseburger in Paradise, third quarter fiscal 2014 income from continuing operations was $1.3 million, or $0.04 per diluted share compared to third quarter fiscal 2013 income from continuing operations of $3.0 million, or $0.10 per diluted share.

Reconciliation of income from continuing operations to income from continuing operations, before special items (1,2)

	Q3 FY2014		Q3 FY2013
Item	Amount ($000s)	Per Share ($)	Amount ($000s)	Per Share ($)
Income from continuing operations	$1,737	$0.06	$2,652	$0.09
Asset charges, (gain) loss on disposal of assets	(675)	(0.02)	168	0.00

Loss from Cheeseburger in Paradise 3	219	0.01	204	0.01
Income from Continuing Operations, before special items	$1,281	$0.04	$3,024	$0.10

(1) Luby's uses income from continuing operations, before special items, in analyzing its results, which is a non-GAAP financial measure. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. Luby's has reconciled income from continuing operations, before special items, to income from continuing operations, the nearest GAAP measure in context.

(2) Per share amounts are per diluted share after tax.

(3) Loss from Cheeseburger in Paradise is after allocation of depreciation, direct G&A and interest expense, net of an estimated tax benefit.

Third Quarter Fiscal 2014 Operating Expense Review

Food costs as a percentage of restaurant sales were 28.6% in the third quarter fiscal 2014 and in the comparable quarter last fiscal year. Excluding the impact of Cheeseburger in Paradise, our food cost as a percentage of restaurant sales was 28.4% in the third quarter fiscal 2014. Commodity price increases were mostly offset by efforts to effectively manage the mix of menu offerings and careful food cost control.

In the third quarter fiscal 2014, payroll and related costs as a percentage of restaurant sales declined to 33.3% from 33.6% in the prior fiscal year's third quarter. This decline was primarily due to improved labor deployment management with continued progress on matching labor schedules with anticipated daily guest traffic as well as lower workers' compensation and state payroll tax expense. Excluding the impact of Cheeseburger in Paradise our payroll and related costs as a percentage of restaurant sales was 33.0% in the third quarter fiscal 2014.

Other operating expenses include restaurant-related expenses for utilities, repairs and maintenance, advertising, insurance, supplies, and services. As a percentage of restaurant sales, other operating expenses were 17.8% in the third quarter fiscal 2014 compared to 17.4% in the third quarter fiscal 2013. The increase was due to higher utility and insurance expenses and higher marketing expenses offset by lower repairs and maintenance expense as a percentage of restaurant sales. Excluding the impact of Cheeseburger in Paradise, our other operating expenses as a percentage of restaurant sales was 17.3%.

Occupancy costs include property lease expense, property taxes, and common area maintenance charges. Occupancy costs were $4.9 million in the third quarter fiscal 2014 and $5.0 million in the comparable period of the prior fiscal year. Excluding the impact of Cheeseburger in Paradise, our Occupancy costs were $4.2 million in the third quarter of fiscal 2014 and in the comparable quarter last fiscal year.

Depreciation and amortization expense increased $0.5 million to $4.7 million in the third quarter fiscal 2014 compared to the third quarter fiscal 2013 due to the increase in the depreciable asset base from recent new store construction and equipment and remodel activity, partially offset by certain assets coming to the end of their depreciable lives.

General and administrative expenses increased to $8.3 million in the third quarter fiscal 2014 from $7.2 million in the third quarter fiscal 2013. As a percentage of total revenues, general and administrative expenses rose to 8.6% in the third quarter fiscal 2014, compared to 7.5% in the third quarter fiscal 2013. The increase in general and administrative support included higher outside professional service fees, computer network costs, and corporate travel expense in part supporting the early stages of our restaurant unit count growth and franchise pipeline development.

Balance Sheet and Capital Expenditures

At the end of the third quarter fiscal 2014, we had $1.8 million in cash and $176.0 million in shareholders' equity. We ended the third quarter fiscal 2014 with a $36.0 million outstanding debt balance and $20.0 million available under our credit facility. During the first three quarters of fiscal 2014, our capital expenditures totaled $31.1 million and included investments of $13.7 million on new unit development, $7.6 million on the purchase of land, $4.9 million on remodeling of existing restaurants, and $5.9 million for ongoing maintenance and technology infrastructure.

Fiscal Year to Date:

  Restaurant sales rose to $255.1 million during the first three fiscal quarters of 2014, up from $245.8 million in the comparable quarters in the prior fiscal year.
  Culinary Contract Services revenue rose to $12.8 million during the first three quarters of fiscal 2014, compared to $11.6 million in the comparable quarters in the prior fiscal year.  Operating profits, before general and administrative expenses, for this service line rose to $1.6 million in the first three quarters of 2014, compared to $1.2 million in the comparable quarters in the prior fiscal year.
  Store level profit in the first three fiscal quarters of 2014 was $31.8 million, or 12.5% of restaurant sales, a decrease from $33.3 million, or 13.6%, in the comparable quarters in the prior fiscal year.

Reconciliation of income (loss) from continuing operations to income from continuing operations, before special items (1,2)

	YTD Q3 FY2014		YTD Q3 FY2013
Item	Amount ($000s)	Per Share ($)	Amount ($000s)	Per Share ($)
Income (loss) from continuing operations	$(742)	$(0.03)	$3,496	$0.12
Asset charges, (gain) loss on disposal of assets	385	0.01	(804)	(0.03)

Loss from Cheeseburger in Paradise 3	2,468	0.09	582	0.02
Income from Continuing Operations, before special items	$2,111	$0.07	$3,274	$0.11

(1) Luby's uses income from continuing operations, before special items, in analyzing its results, which is a non-GAAP financial measure. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. Luby's has reconciled income from continuing operations, before special items, to income from continuing operations, the nearest GAAP measure in context.

(2) Per share amounts are per diluted share after tax.

(3) Loss from Cheeseburger in Paradise is after allocation of depreciation, direct G&A and interest expense, net of an estimated tax benefit.

2014 Outlook

We now expect same-store sales growth of "up to 0.5%," a revision from our previous guidance of "up to 1.0%." Total restaurant sales, including same-store sales plus the contribution from new store openings, offset by store closings, is now expected to be on the lower end of our total restaurant sales guidance range of $375 million to $385 million. As we execute our plans to convert several Cheeseburger in Paradise locations to Fuddruckers, we expect a negative impact to sales and cash flow in the current fiscal year. Sales will be impacted by a 60 to 90 day latency period while we close and refashion the stores; cash flow will be negatively impacted as we incur costs to close certain Cheeseburger in Paradise locations and incur costs to re-open these locations as Fuddruckers.

We anticipate investing up to $42 million in capital expenditures in fiscal 2014, including up to $18 million for restaurant openings and beginning construction in fiscal 2014 for fiscal 2015 openings, up to $6 million in restaurant remodels and conversions, and up to $11 million to purchase parcels of land for new restaurant development; the balance of projected capital expenditures include on-going maintenance of our restaurant properties and equipment and technology infrastructure investments. In fiscal 2015, excluding land purchases, we currently expect to have capital expenditures of approximately $25 million, compared to approximately $30 million in fiscal 2014. This outlook is sensitive to changes in economic conditions and the effects of other risks and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended August 28, 2013 filed with the Securities and Exchange Commission on November 12, 2013.

For fiscal 2014, we expect to achieve the following restaurant development milestones:

  At least nine new restaurants -- in line with our expectations at the beginning of the fiscal year for eight to ten new restaurants.  Year to date through the third quarter, we have opened seven new restaurants (one stand-alone cafeteria, two stand-alone Fuddruckers, and two combo locations). By year end fiscal 2014, we anticipate opening at least one additional combo location, which will add another Luby's Cafeteria and Fuddruckers restaurant.
  At least two additional restaurant construction starts for fiscal 2015 openings, consistent with prior expectations.
  Up to seven remodel projects, revised from our previous expectation of up to ten remodel projects.  During the first three quarters of fiscal 2014, we have completed six remodel projects.
  Four completed Cheeseburger in Paradise to Fuddruckers conversions, revised from our previous expectation of seven conversions by fiscal year end 2014. Two conversions have been completed and the restaurants are now open as Fuddruckers; two additional locations will be completed and open before the end of fiscal 2014.

	Restaurant Counts as of Fiscal Year 2014 Quarter 3 End

Restaurant Counts	Luby's Cafeterias	Fuddruckers Hamburgers	Cheeseburger in Paradise	Other Restaurants[1]	Total Restaurants

Single brand locations	91	65	15	2	173
Combo locations	3	3	—	—	6
Total Restaurants	94	68	15	2	179

1 Other locations include one Bob Luby's Seafood, and one Koo Koo Roo Chicken Bistro.

Restaurant Counts	FY2014 Year Begin	YTD Q3 Openings	YTD Q3 Closings	FY2014 Q3 End	Q4 Openings	Q4 Closings	Estimated FY2014 Year End
Luby's Cafeterias	91	1	(1)	91	—	(1)	90
Fuddruckers - new	61	2	—	63	—	(1)	62
Fuddruckers - converted CIP	0	2	—	2	2	—	4
Cheeseburger in Paradise	23	—	(8)	15	—	(6)[2]	9
Other restaurants[1]	3	—	(1)	2	—	(1)	1
Combo locations	2	4	—	6	2	—	8
Total	180	9	(10)	179	4	(9)	174

1 Other restaurants include one Bob Luby's Seafood and Koo Koo Roos Chicken Bistro.

2 Five of the six Cheeseburger in Paradise locations are selected for conversion to Fuddruckers in fiscal year 2015 or before.

Leasehold Locations from Cheeseburger in Paradise Acquisition

	FY2014 Year Begin	6/13/2014 Update	Estimated FY2014 Year End
Operating as Cheeseburger in Paradise	23	15	9
Completed Conversions to Fuddruckers	—	2	4
Selected for Conversion		3	5
Disposals	—	3	5
Total	23	23	23

Conference Call

Luby's will host a conference call tomorrow, June 13, 2014, at 9:00 a.m., Central Time, to discuss further its third quarter fiscal 2014 results. To access the call live, dial (719) 325-2376 and ask for the Luby's conference call at least 10 minutes prior to the start time, or listen live over the Internet by visiting the events page in the investor relations section of www.lubysinc.com. For those who cannot listen to the live call, a telephonic replay will be available through June 20, 2014 and may be accessed by calling (719) 457-0820 and using pass code 9286303#. Also, an archive of the webcast will be available after the call for a period of 90 days on the "Investors" section of the Company's website.

About Luby's

Luby's, Inc. operates restaurants under the brands Luby's Cafeteria and Fuddruckers and provides food service management through its Luby's Culinary Services division. The company-operated restaurants include 93 Luby's Cafeterias, 67 Fuddruckers restaurants, 15 Cheeseburger in Paradise full service restaurants and bars, and one Bob Luby's Seafood Grill. Its 93 Luby's Cafeterias are located primarily in Texas. In addition to the 67 company-operated Fuddruckers locations, Luby's is the franchisor for 112 Fuddruckers franchise locations across the United States (including Puerto Rico), Canada, Mexico, Dominican Republic, and Italy. Luby's Culinary Services provides food service management to 26 sites consisting of healthcare, higher education and corporate dining locations.

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are "forward-looking statements" for purposes of these provisions, including the statements under the caption "Outlook" and any other statements regarding scheduled openings of units, scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, effects of food commodity costs, anticipated financial results in future periods and expectations of industry conditions.

Luby's cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of Luby's. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause Luby's actual results to differ materially from the expectations Luby's describes in such forward-looking statements: general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of the Luby's business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in Luby's annual reports on Form 10-K and quarterly reports on Form 10-Q.

For additional information contact:

Dennard-Lascar Associates
713-529-6600
Rick Black / Sheila Stuewe
Investor Relations

Luby's, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands except per share data)

	Quarter Ended		Three Quarters Ended
	May 7, 2014	May 8, 2013	May 7, 2014	May 8, 2013
	(12 weeks)	(12 weeks)	(36 weeks)	(36 weeks)
SALES:
Restaurant sales	$90,859	$90,455	$255,059	$245,798
Culinary contract services	4,534	4,099	12,783	11,607
Franchise revenue	1,684	1,639	4,744	4,701
Vending revenue	131	143	358	384
TOTAL SALES	97,208	96,336	272,944	262,490
COSTS AND EXPENSES:
Cost of food	26,014	25,866	73,349	70,236
Payroll and related costs	30,298	30,371	88,325	85,339
Other operating expenses	16,152	15,694	47,025	42,990
Occupancy costs	4,912	4,983	14,570	13,886
Opening costs	334	39	1,365	506
Cost of culinary contract services	3,974	3,573	11,142	10,382
Depreciation and amortization	4,688	4,197	13,508	12,626
General and administrative expenses	8,342	7,245	24,526	22,316
Provision for asset impairments, net	—	113	1,539	203
Net loss (gain) on disposition of property and equipment	(1,023)	142	(956)	(1,421)
Total costs and expenses	93,691	92,223	274,393	257,063
INCOME (LOSS) FROM OPERATIONS	3, 517	4,113	(1,449)	5,427
Interest income	1	2	4	6
Interest expense	(410)	(228)	(955)	(618)
Other income, net	250	261	805	711
Income (loss) before income taxes and discontinued operations	3,358	4,148	(1,595)	5,526
Provision (benefit) for income taxes	1,621	1,496	(853)	2,030
Income (loss) from continuing operations	1,737	2,652	(742)	3,496
Loss from discontinued operations, net of income taxes	(8)	(191)	(1,258)	(765)
NET INCOME (LOSS)	$1,729	$2,461	$(2,000)	$2,731
Income per share from continuing operations:
Basic	$0.06	$0.09	$(0.03)	$0.12
Assuming dilution	0.06	0.09	(0.03)	0.12
Loss per share from discontinued operations:
Basic	$—	$—	$(0.04)	$(0.02)
Assuming dilution	—	(0.01)	(0.04)	(0.03)
Net income (loss) per share:
Basic	$0.06	$0.09	$(0.07)	$0.10
Assuming dilution	0.06	0.08	(0.07)	0.09
Weighted average shares outstanding:
Basic	28,791	28,698	28,777	28,566
Assuming dilution	29,476	28,952	28,777	28,786

The accompanying notes are an integral part of these consolidated financial statements.

The following table contains information derived from Luby's Consolidated Statements of Operations expressed as a percentage of sales. Percentages may not add due to rounding.

	Quarter Ended		Three Quarters Ended
	May 7,	May 8,	May 7,	May 8,
	2014	2013	2014	2013
	(12 weeks)	(12 weeks)	(36 weeks)	(36 weeks)

Restaurant sales	93.5%	93.9%	93.4%	93.6%
Culinary contract services	4.7%	4.3%	4.7%	4.4%
Franchise revenue	1.7%	1.7%	1.7%	1.8%
Vending revenue	0.1%	0.1%	0.1%	0.1%
TOTAL SALES	100.0%	100.0%	100.0%	100.0%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	28.6%	28.6%	28.8%	28.6%
Payroll and related costs	33.3%	33.6%	34.6%	34.7%
Other operating expenses	17.8%	17.4%	18.4%	17.5%
Occupancy	5.4%	5.5%	5.7%	5.6%
Store level profit	14.8%	15.0%	12.5%	13.6%

(As a percentage of total sales)
General and administrative expenses	8.6%	7.5%	9.0%	8.5%
INCOME (LOSS) FROM OPERATIONS	3.5%	4.3%	(0.5)%	2.1%

The following table removes the Restaurant Sales, Cost of food, Payroll and related costs, Other operating expenses, and Occupancy costs related to operating the Cheeseburger in Paradise locations. As a result, the following table illustrates the costs as a percentage of restaurant sales for our core brands of Luby's and Fuddruckers combined. Percentages may not add due to rounding.

	Quarter Ended		Three Quarters Ended
	May 7,	May 8,	May 7,	May 8,
	2014	2013	2014	2013
	(12 weeks)	(12 weeks)	(36 weeks)	(36 weeks)

Restaurant sales	92.9%	93.2%	92.8%	93.2%
Culinary contract services	5.1%	4.8%	5.1%	4.7%
Franchise revenue	1.9%	1.9%	1.9%	1.9%
Vending revenue	0.1%	0.2%	0.1%	0.2%
TOTAL SALES	100.0%	100.0%	100.0%	100.0%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	28.4%	28.2%	28.4%	28.4%
Payroll and related costs	33.0%	33.2%	33.9%	34.5%
Other operating expenses	17.3%	16.9%	17.8%	17.2%
Occupancy	5.1%	5.2%	5.4%	5.5%
Store level profit	16.1%	16.5%	14.4%	14.4%

Luby's, Inc.
Consolidated Balance Sheets
(In thousands, except share data)

	May 7, 2014	August 28, 2013
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,813	$1,528
Trade accounts and other receivables, net	3,971	4,083
Food and supply inventories	5,492	4,952
Prepaid expenses	2,829	3,296
Assets related to discontinued operations	18	123
Deferred income taxes	1,679	1,635
Total current assets	15,802	15,617
Property held for sale	991	449
Assets related to discontinued operations	3,714	4,203
Property and equipment, net	206,014	190,510
Intangible assets, net	24,467	25,517
Goodwill	1,755	2,169
Deferred income taxes	9,768	7,923
Other assets	3,818	4,257
Total assets	$266,329	$250,645
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$23,606	$23,655
Liabilities related to discontinued operations	518	498
Accrued expenses and other liabilities	21,916	21,847
Total current liabilities	46,040	46,000
Credit facility debt	36,000	19,200
Liabilities related to discontinued operations	478	382
Other liabilities	7,799	7,931
Total liabilities	90,317	73,513
Commitments and Contingencies
SHAREHOLDERS' EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; Shares issued were 28,911,885 and 28,804,344, respectively; Shares outstanding were 28,411,885 and 28,304,344, respectively	9,252	9,217
Paid-in capital	26,910	26,065
Retained earnings	144,625	146,625
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)
Total shareholders' equity	176,012	177,132
Total liabilities and shareholders' equity	$266,329	$250,645

The accompanying notes are an integral part of these consolidated financial statements.

Luby's, Inc.
Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Three Quarters Ended
	May 7,	May 8,
	2014	2013
	(36 weeks)	(36 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(2,000)	$2,731
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for asset impairments, net of gains/losses on property sales	1,352	(686)
Depreciation and amortization	13,604	12,675
Amortization of debt issuance cost	78	78
Non-cash compensation expense	254	249
Share-based compensation expense	573	697
Tax (increase) reduction on stock options	(53)	37
Deferred tax expense (benefit)	(1,889)	1,007
Cash provided by operating activities before changes in operating assets and liabilities	11,919	16,788
Changes in operating assets and liabilities, net of business acquisition:
Decrease in trade accounts and other receivables	112	820
Increase in food and supply inventories	(466)	(786)
Decrease in prepaid expenses and other assets	840	490
Increase (Decrease) in accounts payable, accrued expenses and other liabilities	(617)	(685)
Net cash provided by operating activities	11,788	16,627
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from disposal of assets and property held for sale	2,713	4,232
Purchases of property and equipment	(31,124)	(17,071)
Acquisition of Cheeseburger in Paradise	—	(10,169)
Decrease in note receivable	23	30
Net cash used in investing activities	(28,388)	(22,978)
CASH FLOWS FROM FINANCING ACTIVITIES:
Credit facility borrowings	77,800	44,600
Credit facility repayments	(61,000)	(38,100)
Proceed from exercise of stock options	32	249
Tax benefit on stock options	53	—
Net cash provided by financing activities	16,885	6,749
Net increase in cash and cash equivalents	285	398
Cash and cash equivalents at beginning of period	1,528	1,223
Cash and cash equivalents at end of period	$1,813	$1,621
Cash paid for:
Income taxes	$—	$—
Interest	834	513

The accompanying notes are an integral part of these consolidated financial statements.

Although store level profit, defined as restaurant sales less cost of food, payroll and related costs and other operating expenses is a non-GAAP measure, we believe its presentation is useful because it explicitly shows the results of our most significant reportable segment. The following table reconciles between store level profit, a non-GAAP measure to income from continuing operations, a GAAP measure:

	Quarter Ended		Three Quarters Ended
	May 7, 2014	May 8, 2013	May 7, 2014	May 8, 2013

	(12 weeks)	(12 weeks)	(36 weeks)	(36 weeks)
	(In thousands)

Store level profit	$ 13,483	$ 13,541	$ 31,790	$ 33,345

Plus:
Sales from vending revenue	131	143	358	384
Sales from culinary contract services	4,534	4,099	12,783	11,607
Sales from franchise revenue	1,684	1,639	4,444	4,701

Less:
Opening costs	334	39	1,365	506
Cost of culinary contract services	3,974	3,573	11,142	10,382
Depreciation and amortization	4,688	4,196	13,508	12,626
General and administrative expenses	8,342	7,245	24,526	22,317
Provision for asset impairments, net	—	113	1,539	203
Net loss (gain) on disposition of property and equipment	(1,023)	142	(956)	(1,421)
Interest income	(1)	(2)	(4)	(6)
Interest expense	410	228	955	618
Other income, net	(250)	(261)	(805)	(711)
Provision for income taxes	1,621	1,496	(853)	2,030

Income (loss) from continuing operations	$ 1,737	$ 2,652	$ (742)	$ 3,496

Notes related to financial statements in press release:

Reclassifications & Corrections

  In Luby's most recent Annual Report on Form 10-K, Occupancy costs have been reclassified from Other operating expenses to a separate line item on the Consolidated Statements of Operations and group insurance, employer portion of 401(k) matching and employee meal costs have been reclassified from Other operating expenses to Payroll and related costs to provide for improved comparability to other restaurant companies.
  The operating results of 2 Cheeseburger in Paradise locations closed in the second quarter of fiscal 2014 and one location closed in the third quarter of fiscal 2014 were reclassified to discontinued operations as part of a disposal plan related to select Cheeseburger in Paradise locations.  One previously held for sale leasehold property in discontinued operations since fiscal 2010 was reclassified to continuing operations in the second quarter of fiscal 2014 due the decision to build a combo location on the site.
  As disclosed in Form 10-Q for the second quarter ended February 12, 2014 the Company identified errors related to certain expense and accrual accounts.  The immaterial corrections for these errors have been reflected in the prior period quarterly and year-to-date consolidated financial statements.